Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 23, 2015

Thank you, Theis and good morning everyone. I am pleased with Trinity’s financial performance during the 3rd quarter. Our performance continues to reflect the strength of our diversified industrial business model and our ability to shift resources to meet customer needs. I am proud of the performance delivered by our employees.

Our Rail Group generated strong quarterly financial results during the 3rd quarter, reporting a record profit margin for the second consecutive quarter. I am impressed with the way this Group continues to maintain a high level of profitability while shifting its product mix.

During the 3rd quarter, our Railcar Leasing and Management Services Group delivered strong year-over-year financial results. The Group’s results were enhanced by sales of leased railcars. I remain pleased with the progress our team is making with high-quality institutional investors who are looking to invest long-term capital in portfolios of leased railcars. We expect to continue growing our railcar investment platform.

Our Inland Barge Group’s financial performance during the 3rd quarter reflects a changing product mix. The Group continues to demonstrate manufacturing flexibility by shifting production lines as necessary to meet customer demand for specific barge types.

The Energy Equipment Group set a new record for quarterly operating profit during the 3rd quarter, substantially improving its results year-over-year. The successful integration of Meyer Steel Structures contributed to this group’s improved results. Our Construction Products Group maintained a comparable profit margin on lower revenues compared to the 3rd quarter last year.

During the 3rd quarter, an increased level of uncertainty in the macro-economic environment reduced the pace of new order volumes in our businesses. As the quarter progressed, we observed an increasing level of hesitancy on the part of a number of our customers to make capital investments. The extended downturn in the price of oil, combined with recent oil price volatility, is a factor in much of the uncertainty we see. Weakness in other commodity prices is also weighing on customers’ decisions. At the same time, we see some positive fundamentals in the automotive and petro-chemical sectors. The mixed macro environment is resulting in levels of uncertainty occurring at the order placement level. It is difficult to predict how long this hesitancy will linger. I am very confident our businesses are prepared to respond to shifts in demand for our products.

As we look to the future, Trinity is in a position of strength because of the size and quality of the order backlog within our Railcar Group. Deliveries of railcars in our backlog will extend through 2020. Our railcar backlog provides a solid base of production for planning purposes in 2016 and 2017. In addition, our wind tower business has an order backlog that runs through 2016.

Our strong balance sheet and cash flow provides us the ability to remain opportunistic in respect to growth opportunities. We continue to search for acquisition and organic growth opportunities in markets that have products, services, technology, and competencies that fit within our portfolio of manufacturing businesses.

During the past few years, Trinity has been successful in establishing a higher earnings platform relative to our historical performance. Our current 2015 earnings guidance range indicates a new record level for Trinity, surpassing record results achieved during the last two years. Our accomplishments are due to the capabilities and expertise of our dedicated employees, our ability to respond effectively to shifts in demand, and our ongoing commitment to provide high quality products and services to our customers.

I’ll now turn it over to Bill for his comments.